Exhibit 99.1

PepsiCo Announces Final Results for
Cash Tender Offers for Certain Outstanding Notes

PURCHASE, N.Y., Nov. 8, 2018/PRNewswire/ -- PepsiCo, Inc. (NASDAQ: PEP) (“PepsiCo”) today announced that final results for cash tender offers for certain outstanding notes are available at www.pepsico.com in the “Investors” section under “Cash Tender Offers.” The results will also be filed with the Securities and Exchange Commission (“SEC”) on a Form 8-K, which can be found on the SEC’s website at https://www.sec.gov.

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About PepsiCo

PepsiCo products are enjoyed by consumers more than one billion times a day in more than 200 countries and territories around the world. PepsiCo generated more than $63 billion in net revenue in 2017, driven by a complementary food and beverage portfolio that includes Frito-Lay, Gatorade, Pepsi-Cola, Quaker and Tropicana. PepsiCo’s product portfolio includes a wide range of enjoyable foods and beverages, including 22 brands that generate more than $1 billion each in estimated annual retail sales.

At the heart of PepsiCo is Performance with Purpose — our fundamental belief that the success of our company is inextricably linked to the sustainability of the world around us. We believe that continuously improving the products we sell, operating responsibly to protect our planet and empowering people around the world enable PepsiCo to run a successful global company that creates long-term value for society and our shareholders. For more information, visit www.pepsico.com.

Contacts:	Investors	Media
	Jamie Caulfield	Carrie Ratner
	Investor Relations	Communications
	914-253-3035	914-253-3817
	jamie.caulfield@pepsico.com	carrie.ratner@pepsico.com